EXHIBIT 9.3(d)



                                                                          [DATE]



ReadiCare, Inc.
1322 Orleans Drive
Sunnyvale, California 94089

                  Re:      Plan and Agreement of Merger Among
                           HEALTHSOUTH Corporation,
                           Warwick Acquisition Corporation
                           and ReadiCare, Inc.

Gentlemen:

         We have acted as legal counsel for HEALTHSOUTH Corporation, a Delaware corporation ("HEALTHSOUTH"), and Warwick Acquisition Corporation, a Delaware corporation (the "Subsidiary"), in connection with the transactions contemplated by that certain Agreement and Plan of Merger (the "Plan of Merger"), dated as ofSeptember 11, 1996, by and among HEALTHSOUTH, the Subsidiary and ReadiCare, Inc. ("ReadiCare"), a Delaware corporation. The Plan of Merger, along with the other documents evidencing the transactions contemplated by the Plan of Merger, are referred to collectively as the "Merger Documents".

         This opinion is being delivered pursuant to the Plan of Merger. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan of Merger.

         In connection with the preparation of this opinion, we have examined executed originals of the following documents:

                  (a)  the Merger Documents;

                  (b) the charter documents and bylaws of HEALTHSOUTH in effect as of the date hereof; and

                  (c) the charter documents and bylaws of the Subsidiary in effect as of the date hereof.

         We have also examined such other documents, certificates of public officials and officers of HEALTHSOUTH and the Subsidiary, records and matters of law as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. Further, our review of matters of law has been limited to the laws of the State of Alabama, the laws of the State of Delaware referred to herein and the Federal laws of the United States in effect as of the date hereof.


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ReadiCare, Inc.
[Date]
Page 2





         Based upon the foregoing, and subject to the limitations hereinafter set forth, we are of the opinion that:

         1. Each of HEALTHSOUTH and the Subsidiary has been duly incorporated and is validly existing as a corporation in good standing under the General Corporation Law of the State of Delaware (the "DGCL").

         2. Each of HEALTHSOUTH and the Subsidiary has full corporate power to execute and deliver the Plan of Merger and to consummate the transactions contemplated thereby.

         3. The Plan of Merger has been duly authorized and executed by HEALTHSOUTH and the Subsidiary, and the Plan of Merger constitutes the valid and binding obligation of HEALTHSOUTH and the Subsidiary, enforceable against HEALTHSOUTH and the Subsidiary in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

         4. The execution and delivery of the Plan of Merger by HEALTHSOUTH and the Subsidiary did not, and the consummation of the transactions therein contemplated by HEALTHSOUTH and the Subsidiary does not, constitute a breach or violation of, or a default under, any federal law, rule or regulation of the United States or under any law, rule or regulation of Alabama or under the DGCL or, to our knowledge, any court order, judgment or decree of any governmental or regulatory body of the United States or of Delaware or Alabama, in each case, to which HEALTHSOUTH or the Subsidiary is subject or by which any of their material properties or assets are bound or affected, or require any consent or approval of any other party under any federal law, rule or regulation of the United States or under any law, rule or regulation of Alabama or Delaware to which HEALTHSOUTH or the Subsidiary is subject, except for required approvals under the federal securities laws, under the state securities or blue sky laws, and under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and except under laws, rules and regulations relating to the operation, regulation, licensing, and accreditation of health care facilities, as to which we express no opinion, which breach, violation or default would have a material adverse effect on HEALTHSOUTH and its subsidiaries and affiliated partnerships, taken as a whole.

         5. The shares of HEALTHSOUTH Common Stock to be issued under the Plan of Merger will be, when issued in accordance with the terms of the Plan of Merger, validly issued, fully paid and nonassessable.



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ReadiCare, Inc.
[Date]
Page 3



         This opinion is furnished to you by this Firm as legal counsel for HEALTHSOUTH and the Subsidiary, solely for your benefit in connection with the transactions contemplated by the Plan of Merger, upon the understanding that we are not hereby assuming any professional responsibility to any other person whatsoever and that this opinion may not be used for any other purpose whatsoever.

                                        Very truly yours,

                                        HASKELL SLAUGHTER & YOUNG. L.L.C.



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